Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 625,000,000.00	0.0001381	$ 86,312.50
Fees Previously Paid
	Total Transaction Valuation:	$ 625,000,000.00
	Total Fees Due for Filing:			$ 86,312.50
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 86,312.50
	Net Fee Due:			$ 0.00
Offering Note
[1]	1 Estimated solely for the purpose of calculating the filing fee. As of September 18, 2026, in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, the underlying value of the transaction is estimated to be $625,000,000, being the value of the securities proposed to be acquired by the acquiring person solely for cash pursuant to this transaction. In accordance with Section 13(e) of the Securities Exchange Act of 1934, the filing fee was determined by multiplying such value by 0.0001381. 2 ReNew Energy Global plc previously paid $86,312.50 upon the filing of its Schedule 13E-3 on September 22, 2026 in connection with the transaction reported hereby.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		Schedule 13E-3	005-92830	09/22/2026		$ 86,312.50
Fee Offset Sources	ReNew Energy Global plc	Schedule 13E-3	005-92830		09/22/2026		$ 86,312.50